VOTING AGREEMENT


         This Agreement is made as of April 13, 1999 by and among Douglas S. Krupp ("Krupp"), Berkshire Realty Company, Inc., a Delaware corporation (the "Company") and BRI OP Limited Partnership, a Delaware limited partnership (the "Partnership").

         WHEREAS, the Company, Berkshire Realty Holdings, L.P. ("Parent") and BRI Acquisition, LLC (the "Buyer") have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") providing for the merger of the Buyer with and into the Company as the surviving entity; and

         WHEREAS, the Partnership, Parent and BRI Acquisition Sub, LP have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Partnership Merger Agreement") providing for the merger of BRI Acquisition Sub, LP with and into the Partnership, with the Partnership as the surviving entity; and

         WHEREAS, Krupp and persons or entities affiliated with Krupp (collectively, the "Krupp Entities") own shares of common stock, $.01 par value per share, of the Company ("Common Stock") and units of limited partnership interest in the Partnership ("OP Units"); and

         WHEREAS, in order to induce the Company and the Partnership to enter into the Merger Agreement and the Partnership Merger Agreement, respectively, Krupp is making the covenants set forth herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Krupp agrees to cause each of the Krupp Entities (i) to vote the Common Stock they own (including any Common Stock issued after the date hereof) in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby and (ii) to vote the OP Units they own (including any OP Units issued after the date hereof) in favor of adoption of the Partnership Merger Agreement and approval of the transactions contemplated thereby.

         2. Krupp agrees, on behalf of the Krupp Entities that own Common Stock or subsequently are issued Common Stock, that no such Krupp Entity shall demand appraisal rights pursuant to Section 262 of the Delaware General Corporation Law of the State of Delaware with respect to such shares of Common Stock in connection with the transactions contemplated by the Merger Agreement.

         3. Krupp shall be relieved from his obligations hereunder if the Board of Directors of the Company withdraws its recommendation that stockholders of the Company vote to adopt the Merger Agreement and approve the transactions contemplated thereby or if the Board of Directors of the Company fails to confirm its recommendation with respect to the Merger Agreement within ten days of being requested to do so by the Buyer.

         4. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, that may have related in any way to the subject matter hereof.

         5. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without regard to any conflicts-of-law principles that would result in the application of the law of any other jurisdiction).

         6. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Krupp and the Company.

         7. Krupp acknowledges and agrees that the Company would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, Krupp agrees that the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which the Company may be entitled, at law or in equity.

         8. This Agreement shall terminate upon the termination of the Merger Agreement, provided that Krupp shall remain liable for any breaches of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                             /s/ Douglas S. Krupp
                             --------------------
                             Douglas S. Krupp


                             BERKSHIRE REALTY COMPANY, INC.

                             By: /s/ David F. Marshall
                                 ---------------------
                                 Name:  David F. Marshall
                                 Title: Chief Executive Officer


                             BRI OP Limited Partnership

                             By: Berkshire Apartments, Inc., its general
                                 partner

                             By: /s/ David F. Marshall
                                 ---------------------
                                 Name:  David F. Marshall
                                 Title: President and Chief Executive Officer